EXHIBIT 99.1

Universal American Financial Corp.	UHCO	Q3 2006 Earnings Call	November 2, 2006
Company^	Ticker^	Event Type^	Date^

MANAGEMENT DISCUSSION SECTION

Good day everyone and welcome to the Universal American Financial Corp. third quarter 2006 results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode.  I will now turn the conference over to Mr. Richard Barasch, Chairman and CEO.  Please go ahead, sir.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you. Good morning, everyone, and welcome to our 2006 third quarter conference call. I am here with Bob Waegelein, our CFO, and Lisa Spivack, our General Counsel. Before I begin, I would like to ask Lisa to read our Safe Harbor language.

Lisa M. Spivack, Senior Vice President and General Counsel

I would like to remind you that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws including, but not limited to, statements regarding the recently announced acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business; the estimation of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program; and future operating results.  Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved.  We refer you to our press release and Exchange Act filings for factors that could impact the Company.  For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995 and assumes no obligation to update or supplement such statements.

In addition, Richard and Bob will speak solely to the results of the quarter and related items, and not to the acquisition proposal announced on October 25th.  We, therefore, ask your cooperation in refraining from asking questions related to this topic. Richard?

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks, Lisa.  I’m pleased to report that our results for the third quarter continue to validate the strategic direction that we’ve chosen and put us in an excellent position to achieve the results that we’ve been forecasting for 2006.

In the third quarter, we continued the transformation of our Company to take advantage of the opportunities to sell health insurance and other related products to senior Americans.  An important strategic decision this quarter was our agreement to sell our Canadian operations for approximately $131 million in cash.  The Canadian operation has been a wonderful business for

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us, generating steady profits and cash flow. However, we decided that this is the right time for us to focus our capital and our energy on the higher growth opportunities that exists in our U.S. markets. The sale, which we expect to close by the end of this month, will generate approximately $96 million of proceeds.

In the course of our prepared remarks, we will discuss the results of the third quarter and will also provide further visibility as to what we expect for the balance of the year.  I’m not going to repeat the specific numbers from the press release, as they get very complicated with the re-class of the Canadian operations as discontinued.  I refer you to the release, the supplemental information on our website, and, of course, to Bob after the call to reconcile the numbers.  Instead, I am going to focus on the operating highlights of the quarter.

First, I’d like to discuss our Med Supp business. The good news is that our loss ratio has continued to come in, in line with our expectations. In the third quarter, our loss ratio was 68.9%, compared to 70.4% for the third quarter last year as calculated on a full look-back basis.  This gives us further reason to be optimistic that our rate increase activity in the past year has been effective. We expect the loss ratio to decrease further during the fourth quarter, and we continue to forecast a range of 71.5% to 73.5% loss ratio for the full year.

Less encouraging is that our lapse rate did not decline quite as much as we had hoped in the third quarter, and we continued to experience accelerated amortization of our deferred acquisition costs.  Lapsation continues to be a significant issue in the Med Supp industry as a whole, with increased competitive pressure from other Med Supp companies and from Medicare Advantage products, especially private fee-for-service.

As much as we hate to talk about lapsation in the Med Supp business, the corollary of this trend is the increase in Medicare Advantage business, in the industry as a whole and for us specifically. In April of 2004, Universal American’s business was dominated by Med Supp, and we had zero Medicare Advantage premium. With the acquisition and subsequent expansion of Heritage over the past two-and-a-half years, including our entry into private fee-for-service, we evolved from a company fully reliant on Med Supp to a company able to benefit and profit from the trend toward Medicare Advantage. We’re still not abandoning the Medicare Supplement business, but our growth in the near term is likely to come from our Medicare Advantage efforts.

Medicare Advantage is now the largest and fastest growing part of our business. Since the end of last year, our membership has grown by 73% to nearly 52,000 members, and our annualized revenues have grown to an excess of $500 million.  The core of our success in Medicare Advantage continues to come from our operations in Houston and surrounding counties in southeastern Texas.  Our model relies on close cooperation between our health plan and physicians, and we continue to prove the validity of this model.

In the past year, we’ve expanded our service area, added several new relationships with provider groups, and have solidified a leading position in this large senior market. We now have more than 33,000 members in this market in Houston and southeast Texas.

Among the strategic decisions that we face is whether the highly successful model that we have built in southeast Texas can work in other locations.  Despite the fact that our expansion effort in south Florida didn’t work out as well as we had hoped in 2006, we continue to believe that our model will work if we have the right combination of committed providers and effective distribution.  Beginning this January, we are expanding our HMO operations to include two counties in the Jacksonville, Florida area, two counties in the Dallas, Texas area, and the city of Milwaukee, Wisconsin.

During 2006, we also gained a lot of traction in our private fee-for-service business, and we see this business as a major driver of future growth. We started 2006 with approximately 5,000 members largely coming from two states, and ended the 2006 selling season with over 17,000 members in 15 states.

In 2007, we will offer our Today’s OptionsSM plans in a total of 35 states, up from 15 states this year.  It is not coincidental that we will offer our private fee-for-service products in all of the states in which we have significant distribution and Med Supp policyholders, and we will be well-positioned to offer new and existing policyholders additional choices for their health insurance needs.

Our third quarter results reflect the growth and evolution of our Medicare Advantage business. On a sequential basis, revenues increased by 14% to $126.4 million.  Pre-tax income was $9.5 million before taking into account approximately $5.5 million of expenses that were incurred to support our 2007 marketing and expansion initiatives.  In the third quarter, our overall loss ratio for this segment was 75.7%, which included some adverse development in our private fee-for-service business.

Turning to Part D, we continue to be very encouraged by the strategic and financial benefits of the program for Universal American, and are gratified to have additional positive results to report. First, as to enrollment, we have reported results on the approximately 445,000 members enrolled in our plans as indicated on the CMS books as of September 30, 2006.

The financial results for Part D continue to be encouraging. Our Prescription PathwaySM drug plans earned $10.3 million for the quarter. A significant portion of the income reported in this quarter, approximately $6.7 million, was generated from the true up of our previous estimates of rebates payable to the plans for the first two quarters.  Our results for the third quarter were also somewhat better than we expected, as we saw members enter the coverage gap earlier than we had anticipated. However, we have not changed our full-year view of loss ratios, so this benefit in the third quarter will likely reduce our profits in the fourth quarter. PDMS, our joint venture with PharmaCare Management Services, also contributed $14.0 million to our earnings in the third quarter.

For the 2007 plan year, we have again been approved to offer plans in 32 of the 34 regions. In addition, we were below the benchmark in 28 regions, an increase of two regions over 2006. As a result, we are likely to retain our dual eligible and low income subsidy members and have the possibility of adding a modest number of auto-assignees in these two new regions.

Clearly, when you combine the profits from our PDPs and PDMS, our expansion into Part D has been a great success. We have been mindful, however, that our reported margins are not sustainable over the long haul, and we expressed this view in the form of bids that are, on average, 9% to 10% less than last year.  In addition, we sought to improve our sales to non-auto-assignees by reducing our retail prices accordingly.

In the aggregate, the lines of business that comprise our Specialty Health Insurance, and Life and Annuity segments also performed well in the third quarter. The highlights were better than expected mortality in our life business and better than expected morbidity in our Specialty Health segment.

Now I’d like to recap our expectations for the balance of the year. For the full year 2006, we expect to earn approximately $1.34 to $1.37 per diluted share, on revenues of approximately $1.4 billion. This includes around $0.03 per share in stock option expense, and also includes the results of our discontinued operations through the end of November.  It does not include the expenses that we are incurring in our Medicare Advantage and Part D expansion initiatives.

The expected seasonal reduction in loss ratio that we saw in the third quarter in our Med Supp line gives us reason to be confident that the trend will continue as expected through the balance of the year.  However, we’re still concerned about lapsation and are being even a bit more conservative about our forecast of lapsation and revenue.

As to Medicare Advantage, the key drivers of profitability are increased revenues coupled with moderate loss ratio trends. In the third quarter, including the June sales that took effect on July 1, we well exceeded our ambitious sales estimates and are confident in the revenue numbers that we have forecast.  In general, we expect loss ratios to tick up from here, but our forecast captures what we consider to be a reasonable range of results.

Finally, as to Part D, our third quarter results were better than expected because our members reached the coverage gap earlier than we predicted. And as a result, this will have the effect of reducing our view of the fourth quarter by around $0.02. In addition, we will incur costs to ramp up our marketing in the fourth quarter as we head into the 2007 selling season.

As I’ve mentioned, guidance does not include the costs that we will incur as we expand into three new Medicare HMO markets and expand from 15 to 35 states in private fee-for-service.  We estimate that these costs will be approximately $19-$23 million, of which approximately $5.5 million was expensed in the third quarter.

We continue to be optimistic about the opportunities for Universal American, and we remain comfortable with our ability to implement our strategy to build a diversified and profitable growth company targeting the senior healthcare market.

Thank you for your time this morning. Bob and I will be very happy to answer any questions that you might have.

QUESTION AND ANSWER SECTION

[OPERATOR INSTRUCTION].  Please stand by for your first question. Your first question comes from the line of Scott Fidel with Deutsche Bank.

<Q — Scott Fidel>: Hi, thanks.  Good morning.  Richard, first if you could just touch on — you mentioned that there was some negative development in the private fee-for-service. Maybe if you can, or Bob you can, size that and just talk about what type of adverse development you saw?

<A — Richard Barasch>: We’ve been doing our business in a TPA.  And the TPA developed a backlog that we were not made aware of in the appropriate amount of time.  So that generated a little less in the way of reserves than we should have had, and we picked that up in the third quarter.  Just — and I should mention that it was — I should have mentioned in the prepared remarks — part of the costs that we’re incurring now is to bring all of the systems from our TPA back into the Company so we have full control over this.

<Q — Scott Fidel>: Okay. And then second question.  Obviously, a big merger announced yesterday with Caremark and CVS.  And just wondering if you’ve talked to CVS, and maybe if you — I know it’s early in the year — but talked about expectations for how that merger may impact your strategic relationship with PharmaCare, if there is any impact?

<A — Richard Barasch>: Well, I’m actually surprised we got to the second question before that came up.  Obviously, it’s a new piece of information and I don’t have all the details. But the most important thing to remember is the joint venture with PharmaCare has worked out very well for both parties. Based on my initial conversations with my counterpart, there’s no reason to conclude that it’s anything other than business as usual.

<Q — Scott Fidel>: Okay. And then just a follow-up just on the proposed buyout offer. I know that you’re not prepared to talk about that, but maybe if you could just talk about when you might be able — prepared to talk about that?

<A — Richard Barasch>: Scott, I can’t even tell you when because the — the process was fairly well laid out in the press release and it will — as there is anything to report, we obviously will.

<Q — Scott Fidel>: And then just — also just indicators around 2007 guidance, when you may be prepared to talk about that?

<A — Richard Barasch>: Typically, we — in the past, we haven’t done guidance until the fourth quarter conference call.  Last year, actually, we accelerated our guidance up to the beginning of January.  So that’s kind of the timeframe we’ve used in the past, and I think we’re going to stick with that.

<Q — Scott Fidel>: Thank you.

Operator: Your next question comes from the line of Steven Schwartz with Raymond James.

<Q — Steven Schwartz>: Good morning, guys. Can you hear me?

<A — Richard Barasch>: Hey, Steve.

<Q — Steven Schwartz>: Hey. Just a quick question. I’m very interested — as you pointed out, Richard, in your prepared remarks — south Florida didn’t work so well. So I’m kind of interested in what you see in Jacksonville. I guess I can understand Dallas, maybe that would be kind of a continuation of the Houston operations. But, particularly, what would you see in Jacksonville and Milwaukee that gives you some confidence that that will work relative to south Florida, which really didn’t, at least so far?

<A — Richard Barasch >: I think you can take the “so far” off of that.

<Q — Steven Schwartz>: Okay. I was being kind.

<A — Richard Barasch>: I know you were, and I appreciate it. But we try to look at ourselves pretty honestly.  I think the south Florida experience taught us a few things about what we should and we shouldn’t do.  And there was, I think, sort of the key items for us — and I mentioned two of them.  One is, a committed group of physicians is clearly the most important aspect.  We think we have found that.

The Heritage model has actually gotten a little bit of notoriety in a positive way in the provider community.  And to be candid, these markets were chosen from among a very much larger group that have — we had possibilities to talk to.  So the notion of physicians working closely with a health plan, I think, is starting to get, as they say, a little bit of currency, so — and we benefited from that. And that’s, I think, key number one which was not in place in south Florida as much as we had thought.

Second is good Universal American existing distribution.  Historically, Florida has been a big — good market for Universal American. But if you strip away Florida, south Florida hasn’t been the strongest part of our initiative there. And I think maybe we just assumed that we could sort of gravitate south from the places where we already were in Florida. And that clearly did not work out as well as we had thought.

The key about the other markets that we’ve gone into is we believe that we’ve got both of these key elements in place. Sort of the other thing that we talked about, and again to distinguish from south Florida, is the extent of penetration.  I think maybe there was a little — maybe we were in the past a little unrealistic in going in and trying to box some of our larger competitors in south Florida. But in the places that we’ve gone, the penetration levels are far less than there.

<Q — Steven Schwartz>: Okay, great. And then just a quick question for you or Bob. Looking at the guidance that was provided for the fourth quarter, I’d like some guesstimate for losing a month of Canadian operations.  It looks like the guidance is down. Is it fair to say from your remarks that it has to do with Part D and, I guess, the assumption that if people have reached the donut hole, then maybe some will go through the donut hole? Would that be part of the decreasing guidance for the fourth quarter? And then just maybe a more conservative or realistic view of the Med Supp business?

<A — Robert Waegelein >: Yes, I think, Steve, when you think about fourth quarter guidance relative to the second quarter release, clearly the folks moving through the coverage gap cost us about $0.02 of the shift between the third and fourth.

Canada, clearly, was a couple of pennies as well, because of one less month.  And, as Richard indicated in the prepared remarks, we’re a little bit more conservative about Med Supp lapsation.

<Q — Steven Schwartz>: Okay, all right. Just making sure I got it. Thanks, you guys.

Operator: Your next question comes from the line of Bill Georges with J.P. Morgan.

<A — Robert Waegelein>: Good morning.

Operator: Sir, your line is open.

<Q — Bill Georges>: Hello.

<A — Richard Barasch>:  Yes.

<Q — Bill Georges>: Can you hear me?

<A — Robert Waegelein>:  Yes.

<A — Richard Barasch>:  Yes.

<Q — Bill Georges>: Sorry about that.  My question was in relation to your views, at a very high level for Medicare Advantage growth through ‘07?

<A — Richard Barasch>:  I’m sorry. The question is what —?

<Q — Bill Georges >:  What kind of growth rates would you expect in Medicare Advantage in ‘07?

<A — Richard Barasch>: Again, that’s sort of — what I’d rather not do is sort of piecemeal the guidance. I think — it’s actually — the selling season is beginning and I applaud the other people in the business for having the, sort of, the foresight to be able to predict sales over the next few months. We find that to be quite a bit harder to do before the actual selling season begins. So I think we’ll be in a better position to talk about that in, sort of, our normal progression of guidance.

<Q — Bill Georges >:  Okay, fair enough. Does that also apply to your view of Part D margins in ‘07?

<A — Richard Barasch>:  Yes.

<Q — Bill Georges >:  You did mention during the prepared remarks that you didn’t think this year’s margins were sustainable?

<Q — Richard Barasch >:   Yes, and then again, hopefully, anybody that we’ve talked to has heard that message. We know that it’s not, and we’ve reduced our prices. The math is complicated because of the risk corridor. So we would prefer, again, to kind of do this all in a piece as opposed to piecemeal.

<Q — Bill Georges >:  Okay. One last quick one then, if I can. I’m just curious. When you talk about guidance for the balance of this year, including and excluding expansion expenses, but why do you talk to two different numbers there? Should we not assume that we would include those expansion expenses?

<A — Richard Barasch >:    No, I mean, I think — again, we’re trying to give you the raw data and be as transparent about it as possible. How you folks, sort of, translate it into your messages is not for us to say. We’re just trying to give you all the data.

<Q — Bill Georges >:  Okay. But we should expect that you are going to actually go ahead with those expenditures?

<A — Richard Barasch>:  Yes, absolutely.

<Q — Bill Georges >: Okay.

<A — Richard Barasch>: I mean, it’s already November 2nd and we’re on the way.

<Q — Bill Georges >:  Okay, thanks very much.

Operator:  Your next question comes from Josh Raskin with Lehman Brothers.

<Q — Josh Raskin >: A couple of questions on the Part D. One, I certainly understand you don’t want to give sort of a formal guidance for the future, but could you just help us with sort of a starting point? It seems like there has been a — kind of one-time items, in particular benefits in the third quarter around the Part D. And I just want to make sure that we’re starting with at least a reasonable run rate. So, is there a way to sort of normalize what you think the actual earnings are and is there anything, sort of, going forward that we should know about?

<A — Richard Barasch>:  Yes, I mean, again, I think you sort of almost answered the question with your preface — it’s premature. But the starting point is sort of a number between, sort of, 13, 14, 15% this year, which includes both the results of the plan and the results of PDMS.  From there, obviously, I would love to think that it’ll stay this way.  But, again, about the vagaries of the bid process, wanting to keep the duals and wanting to be competitive on commercial sales, required us to drop our prices.

<Q — Josh Raskin >: Okay.

<A — Richard Barasch>:  So we have cut into that margin. And again — and I’m not trying to be coy, we just — I wanted to — I’d rather give this all in a piece.

<Q — Josh Raskin >: I guess, just sort of more theoretically, if we’re hearing from the competition out there, everyone was sort of expecting low-single digits this year, it sounds like we’re doing a little bit better. So maybe it’s low to mid-single digits for an industry number. Is that an area you would expect to approach over the next couple of years based on sort of your bidding strategy or is there something that still suggests you’re going to be above that, i.e. with the JV or —?

<A — Richard Barasch>: Again, I think that the JV is going to matter. I think that ,sort of, the pure plan stuff, where people are coming out, is probably in the reasonable range.  But I think we do have still — we still have some benefit of the JV for some period of time.

So again, I think that — the water isn’t different up here in Rye Brook. We’re going to compete with everybody else. But I think we had the advantage this year of, sort of, better pricing. We had the advantage this year of the JV. And the pricing is going to come in, JV is going to stay, stay around for the foreseeable future and then we’ll go from there.

<Q — Josh Raskin >: Okay. And then just on the $0.02, Bob, that you mentioned, the moving of the earnings, 4Q to 3Q, around the coverage gap and the percentage of people hitting that. Is it just simplistically you’re on the hook for 15% after the $5,100 hurdle in terms of the catastrophic costs and —?

<A — Robert Waegelein>: That’s right. I think our view of the full year really hasn’t changed all that much, other than some of the true-up of the rebates that came through, which is reflected in a little bit of improvement in the overall results. But the overall plan, it’s just the timing of the seasonality of the some of the incurrals.

<Q — Josh Raskin >: Okay. And then just a last question.  You talked a little bit about it — on the Dallas, and the Jacksonville, and Milwaukee expansion. Could you tell us how you’re structuring the provider network? Should we think of a similar type of scenario that you have in Houston with risk sharing agreements and really —?

<A — Richard Barasch>: Yes, I mean, it’s — that’s the kind of the point I was trying to make before. And I didn’t make it — I didn’t articulate it — is we want committed doctors.  And what committed doctors means is doctors who want to participate with us in the success of the plan. So the arrangements — and each arrangement has its own sort of individual texture to it — but the basis of the arrangements are pretty similar, which is risk sharing.

<Q — Josh Raskin >: Okay, so it is, Richard.  And then, I’m sorry, I have one last one. Just on the PDP, you mentioned your CMS — your PDP membership is based on the CMS numbers for September. Where do you think you actually stand and how off is the reconciliation?

<A — Richard Barasch>: It’s pretty close. I mean, we’re narrowing in on it. I would guess that we’re going to be a touch higher than this, but nothing material.  Nothing that’s going to, sort of, move the needle.

<Q — Josh Raskin >: Perfect.  Thank you.

<A — Richard Barasch>: They’ve made a lot of progress.  It was a lot of work, and it’s remarkably cleaned up over this past six or eight months.

<Q — Josh Raskin >: Thank you.

<A — Richard Barasch>: I’m not sure — I think it deserves to be said.  I mean, six months ago there was so much hue and cry about, sort of, the problems with the plan — in general, not ours, just in general.  But I think you can make a pretty strong statement now that the program is working very, very well.

Operator:  [OPERATOR INSTRUCTIONS]. Please stand by for your next question. The next question comes from the line of Matthew Borsch with Goldman Sachs.

<Q — Matthew Borsch >: Hi, good morning. Richard, a question about, if you could talk us through the strategy and thinking process going into the private fee-for-service expansions you’re doing for next year.  And also what I gather is an expansion of the HMO product into Jacksonville, Florida. Just curious about that one. I guess anecdotally that seems like a pretty crowded market and I’m wondering what you’re thinking is on that?

<A — Richard Barasch>: I mean, first — last question first. I mean, there are several players in that market, but the penetration is very low in the aggregate, unlike south Florida.

<Q — Matthew Borsch >: Right, okay.

<A — Richard Barasch>: So we think that — and I would never presume to underestimate our competitors — but we’ve got very good distribution and, again, what we consider to be the most important thing is a committed physician group.

<Q — Matthew Borsch >: Got it.

<A — Richard Barasch>: Now, back to private fee-for-service.  It’s not a secret that the private fee-for-service market is a direct competitor to the Med Supp market, same, by and large, similar distribution, by and large the same sort of customer who is willing — would be wanting — to buy our products.  And we first saw private fee-for-service almost defensively. Now we see it very offensively, and as well as defensively, to our production. We’ve got 250,000 Med Supp customers. We’ve lost a lot of them in 2005-2006 to Medicare Advantage, largely to private fee-for-service. We wanted to protect ourselves, number one. And number two is we think we can also make inroads to gaining more membership.

<Q — Matthew Borsch >: How is — can you — has your thinking evolved about the sustainability of the private fee-for-service product, just if I go back to some of the discussions that we had earlier this year?

<A — Richard Barasch>: Yes, I mean, look, it’s — my general view is that the private fee-for-service business effectively took the place of what I think the administration wanted to do in the PPO business, which was to get these types of programs out from just the main cities and the environs around the cities.  Private fee-for-service, I think, is — the way the product is currently structured, frankly, I think is a starting point.  I think it’s going to evolve to more managed care, to more of a — not necessarily a true network product, but a way for a company like ours to start controlling costs.

Our program is not just a program where we just, sort of, sell the product and wait for the claims to come in, like Med Supp. We’ve got a very active voluntary care management and disease management programs set up for our members, which we think will have an impact on price. And I think that if we, as an industry, can show that we’re adding value to the consumer and have the ability to save the system money through intelligently designed care management and case management, I think that there is a good chance that the program will survive and thrive.

<Q — Matthew Borsch >: And on that front, just in thinking about, I guess, the next 45-day — the 45-day enrollment period, but then you really got another 90 days to go after drug-plan-only members. Do you have any thoughts about what it’s going to look like for the population overall? I mean, do you think we might see more seniors moving into private fee-for-service relative to the period that we went through this year?

<A — Richard Barasch>: I mean, look, just start with the fact that you’ve probably been on all of the managed care calls. And I’ve been reading the notes as I get them. We’re not alone here. There are several companies in the business with fairly ambitious plans. And we — there was a great deal of momentum that built up through, sort of, the May-June-July period from everybody who was in the business at this point last year and 2006. So I think there is a reason to be optimistic that there’ll be some pretty significant growth in 2007.

<Q — Matthew Borsch >: If I could sneak in one last question just to pick your brain on this, which is, are you seeing any defensive responses or strategies being launched from the, I guess, I don’t know what to call them, traditional Med Supp carriers that heretofore have not really done much other than, perhaps, be aggressive on price to protect their existing Med Supp businesses?

<A — Richard Barasch>: Yes, I mean, without mentioning names, one of our largest competitors announced a JV with one of the managed care companies —

<Q — Matthew Borsch >: Right.

<A — Richard Barasch>: — to sell through their distribution. I think that for them was extremely important and defensive for them to do. And one of our other esteemed competitors in the Med Supp world, there is a pretty significant campaign titled “Medicare ‘Disadvantage’,” which indicates some of the potential pitfalls of moving from traditional Medicare and Med Supp to

Medicare Advantage. So these folks are not sitting back. And — this name I will mention — United in their AARP program, I think, sees that they’re going to grow in fact.

<Q — Matthew Borsch >: Right.

<A — Richard Barasch>: So Med Supp is, by far, not dead. And the — and let’s say we are even wrong about private fee-for-service in what we think is going to be a fairly significant take-up of it. We — the people who are selling private fee-for-service is the same central distribution that sold Med Supp for us.  So if the world moves back in the other direction, we’ll be fine with that too.

<Q — Matthew Borsch >: Okay, great. Thanks, Richard.

Operator: Your next question comes from the line of Carl McDonald with CIBC World Markets.

<Q — Carl McDonald >: Thank you. I wanted to go back to CVS. I know you’ve mentioned it in the past. But should CVS decide to move in a different direction, can you just remind us of what would happen for each of the significant contracts in terms of —?

<A — Richard Barasch>: Yes, we’ve never, I think, talked about this publicly, Carl. And I understand the reason for the question, but I kind of don’t think this is the right venue to either speculate about their plans or to discuss the contractual issues. I think we were very careful in the way we set up our arrangements with PharmaCare, and we think we’ve protected our interests as well.

<Q — Carl McDonald >: All right. If I could, maybe, ask it in a slightly different way. For the PDP itself, is that set up purely as a reinsurance arrangement with PharmaCare or do they have any rights to the members if the arrangement terminates?

<A — Richard Barasch>: Again, I’d rather not answer this in pieces, Carl. We’re [BEEPING SOUND] — hello?

<Q — Carl McDonald >: Hi. I’m still here.

<A — Richard Barasch>: Can anybody hear that beside me?

<Q — Carl McDonald >: Yes, I can hear you.

Operator: This is the Operator. Please hold just one moment please. Carl, are you still online?

<Q — Carl McDonald >: I am still here.

Operator:  Okay.

<A — Richard Barasch>: Okay, Carl, there are — as you know, there are several points in the relationship with PharmaCare, including the reinsurance, including PDMS. And it’s all part of a large overall strategic venture that we created with them when we started this about two years ago.

<Q — Carl McDonald >: Right. And just to follow up on some of the — some of the earlier questions, as you look at your private fee-for-service benefit design for 2007 relative to other companies out there, how do you think it compares on average?

<A — Richard Barasch>: I mean, look, I think we did pretty well in the way we designed our plans, and we think we’re going to be pretty competitive.

<Q — Carl McDonald >: Great, thank you.

Operator:  [OPERATOR INSTRUCTION]. Please stand by for your next question. At this time, there are no further questions. I will now turn the call back over to management.

Richard A. Barasch, Chairman, President, and Chief Executive Officer

Okay, well, thanks everyone for spending time with us this morning. As I mentioned, Bob is available to answer any reconciliation questions on the numbers. Thanks again for your time. So long, everyone.

Operator: Thank you for participating in today’s conference call. You may disconnect at this time.